EARNINGS RELEASE
SI FINANCIAL GROUP, INC. REPORTS RESULTS FOR THE THREE AND NINE MONTHS ENDED
SEPTEMBER 30, 2018

Willimantic, Connecticut — October 24, 2018. SI Financial Group, Inc. (the “Company”) (NASDAQ Global Market: SIFI), the holding company of Savings Institute Bank and Trust Company (the “Bank”), reported net income of $2.7 million, or $0.23 diluted earnings per share, for the quarter ended September 30, 2018 versus $2.2 million, or $0.19 diluted earnings per share, for the quarter ended September 30, 2017. The Company reported net income of $8.1 million, or $0.68 diluted earnings per share, for the nine months ended September 30, 2018 compared to $6.8 million, or $0.57 diluted earnings per share, for the nine months ended September 30, 2017.

Net interest income increased $600,000 to $11.5 million and $1.4 million to $33.5 million for the three and nine months ended September 30, 2018, respectively, as compared to the same periods in 2017. Net interest income increased primarily as a result of increases in the average balance of loans, the average yield earned on loans and other interest-earning assets and a reduction in the average balance of FHLB advances, partially offset by a higher average balance of deposits, increases in the average rates paid on deposits and borrowings as well as a decrease in the average balance on investment securities. The increase in yields and rates paid reflects the rising interest rate environment.

The provision for loan losses increased $838,000 and $1.5 million for the three and nine months ended September 30, 2018, respectively, compared to the same periods in 2017, primarily due to increases in nonperforming loans, reserves for impaired loans and an increase in commercial real estate loans, which carry a higher degree of risk than other loans held in the loan portfolio. At September 30, 2018, nonperforming loans increased to $8.4 million compared to $3.6 million at September 30, 2017, resulting predominantly from increases in nonperforming multi-family and commercial real estate and residential real estate loans of $2.5 million and $1.9 million, respectively. Net loan charge-offs were $17,000 and $129,000 for the three and nine months ended September 30, 2018, respectively, compared to $101,000 and $104,000 for the three and nine months ended September 30, 2017, respectively.

Noninterest income increased $404,000 to $2.9 million for the three months ended September 30, 2018 and decreased $31,000 to $8.6 million for the nine months ended September 30, 2018 compared to the same periods in the prior year. The increase in noninterest income for the three months ended September 30, 2018 compared to the same period in 2017 was primarily due to $488,000 of income from interest rate swap agreements entered into during the third quarter of 2018. The decrease in noninterest income for the nine months ended September 30, 2018 as compared to the same period in 2017 was primarily due to a pre-tax gain in May 2017 of $795,000 on the sale of the Company's trust and asset management business, partially offset by income of $684,000 in June 2018 resulting from the release of funds held in escrow related to the December 2016 sale of the Company's ownership interest in Vantis Life Insurance Company. Wealth management fees decreased $15,000 and $516,000 for the three and nine months ended September 30, 2018, respectively, versus the comparable periods in the prior year as a result of the sale of the Company's trust and asset management business in 2017. Fees earned from mortgage banking activities decreased $176,000 and $239,000 for the three and nine months ended September 30, 2018, respectively, primarily due to lower volume and lower gains on residential fixed-rate loan sales versus the comparable periods in 2017 due to the rising interest rate market. The cash surrender value of bank owned life insurance increased $97,000 and $276,000 for the three and nine months ended September 30, 2018, respectively, compared to the same periods in the prior year resulting from the purchase of new policies in October 2017.

Noninterest expenses increased $294,000 and decreased $167,000 for the three and nine months ended September 30, 2018, respectively, compared to the same periods in 2017. Salaries and benefits increased $334,000 and $413,000 for the three and nine months ended September 30, 2018, respectively, due to an increase in employee compensation, benefits and related taxes. Outside professional services decreased $111,000 and $205,000 for the three and nine months ended September 30, 2018, respectively, versus the same periods in 2017 due primarily to a decrease in legal expenses. Compared to the same periods in 2017, other real estate operations decreased $14,000 and $213,000 for the three and nine months ended September 30, 2018, respectively, due to the sale of five foreclosed properties held by the Bank during 2018. Other noninterest expenses decreased $189,000 for the nine months ended September 30, 2018 versus the comparable period in 2017 in large part due to $373,000 of fraudulent debit card transactions which occurred in early 2017. Regulatory assessments increased $14,000 and decreased $60,000 for the three and nine months ended September 30, 2018, respectively. The decrease for the nine months ended September 30, 2018 was a result of a lower FDIC assessment rate. Computer and electronic banking expenses decreased $89,000 for the nine months ended September 30, 2018 versus the comparable period in 2017 as a result of contract renegotiations with a third party provider for electronic banking services.

Total assets increased $26.2 million, or 1.7%, to $1.61 billion at September 30, 2018, principally due to increases of $39.2 million in net loans receivable, $671,000 in the cash surrender value of life insurance and $533,000 in loans held for sale, offset by decreases of $6.7 million in cash and cash equivalents, $6.5 million in available for sale securities and $618,000 in other real estate owned. The higher balance of net loans receivable reflects increases of $75.0 million, $6.0 million and $5.9 million in multi-family and commercial real estate loans, condominium association loans and construction loans, respectively, offset by decreases of $16.7 million in both residential mortgage loans and SBA and USDA guaranteed loans, $8.9 million in time share loans and $5.7 million in consumer loans. The reduction in residential mortgage loans was a result of a sale of $54.8 million of long-term fixed-rate loans in the secondary market during 2018. Multi-family and commercial real estate originations increased $84.0 million for the first nine months of 2018 compared to the same period in 2017. Originations of commercial business loans, residential real estate loans and consumer loans decreased $8.1 million, $5.5 million and $3.1 million, respectively, during the first nine months of 2018 compared to the same period in 2017.

Total liabilities increased $24.6 million, or 1.7%, to $1.44 billion at September 30, 2018, primarily due to increases in deposits of $42.0 million, or 3.5%, which included increases in certificates of deposit of $36.1 million and noninterest-bearing deposits of $22.8 million, offset by decreases in NOW and money market accounts of $9.8 million and savings accounts of $6.7 million. Although market competition has intensified, deposit growth remained strong due to competitively-priced deposit products and marketing initiatives. Borrowings decreased $17.3 million from $178.3 million at December 31, 2017 to $161.0 million at September 30, 2018, resulting from repayments of Federal Home Loan Bank advances with funds from excess deposits.

Total shareholders' equity increased $1.5 million from $168.5 million at December 31, 2017 to $170.0 million at September 30, 2018. The increase in shareholders' equity was attributable to net income of $8.1 million, partially offset by the repurchase of common shares totaling $3.2 million, dividends paid of $2.1 million and unrealized losses on securities included in other comprehensive loss of $1.9 million. At September 30, 2018, the Bank’s regulatory capital exceeded the amounts required for the Bank to be considered “well-capitalized” under applicable regulatory capital guidelines.

“The Bank continues to increase its focus on commercial lending, as evidenced by increases of $75.9 million in commercial loan originations and $2.4 million in interest income on loans during 2018 compared to the prior year.  Similarly, deposits increased $42.0 million during the current year, which included nearly $23.0 million in noninterest-bearing deposits," commented Rheo A. Brouillard, President and Chief Executive Officer.

SI Financial Group, Inc. is the holding company for Savings Institute Bank and Trust Company. Established in 1842, Savings Institute Bank and Trust Company is a community-oriented financial institution headquartered in Willimantic, Connecticut. Through its twenty-three branch locations, the Bank offers a full-range of financial services to individuals, businesses and municipalities within its market area.

Forward-Looking Statements
This release contains “forward-looking statements” that are based on assumptions and may describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by the use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, regional and national economic conditions, legislative and regulatory changes, monetary and fiscal policies of the United States government, including policies of the United States Treasury and the Federal Reserve Board, the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, changes in the real estate market values in the Company’s market area and changes in relevant accounting principles and guidelines. For discussion of these and other risks that may cause actual results to differ from expectations, refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, including the section entitled “Risk Factors,” and subsequent Quarterly Reports on Form 10-Q filed with the SEC. These risks and uncertainties should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, the Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

SELECTED FINANCIAL CONDITION DATA:

	September 30,	December 31,
(In Thousands / Unaudited)	2018	2017

ASSETS
Noninterest-bearing cash and due from banks	$16,915	$16,872
Interest-bearing cash and cash equivalents	59,829	66,614
Securities	160,522	167,545
Loans held for sale	1,368	835
Loans receivable, net	1,276,373	1,237,174
Bank-owned life insurance	34,397	33,726
Premises and equipment, net	19,099	19,409
Intangible assets	16,442	16,893
Deferred tax asset	6,943	6,412
Other real estate owned, net	608	1,226
Other assets	14,639	14,250
Total assets	$1,607,135	$1,580,956

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Deposits	$1,250,093	$1,208,047
Borrowings	161,028	178,342
Other liabilities	26,002	26,086
Total liabilities	1,437,123	1,412,475

Shareholders' equity	170,012	168,481
Total liabilities and shareholders' equity	$1,607,135	$1,580,956

SELECTED OPERATING DATA:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In Thousands / Unaudited)	2018	2017	2018	2017

Interest and dividend income	$14,854	$13,649	$42,672	$40,349
Interest expense	3,389	2,784	9,215	8,305
Net interest income	11,465	10,865	33,457	32,044

Provision for loan losses	1,009	171	2,022	501
Net interest income after provision for loan losses	10,456	10,694	31,435	31,543

Noninterest income	2,919	2,515	8,632	8,663
Noninterest expenses	9,952	9,658	29,856	30,023
Income before income taxes	3,423	3,551	10,211	10,183

Income tax provision	719	1,307	2,147	3,378
Net income	$2,704	$2,244	$8,064	$6,805

SELECTED OPERATING DATA - Concluded:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Unaudited)	2018	2017	2018	2017

Earnings per share:
Basic	$0.23	$0.19	$0.68	$0.57
Diluted	$0.23	$0.19	$0.68	$0.57

Weighted average shares outstanding:
Basic	11,723,926	11,874,142	11,832,723	11,850,229
Diluted	11,802,822	11,962,825	11,917,026	11,939,719

SELECTED FINANCIAL RATIOS:

	At or For the		At or For the
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Dollars in Thousands, Except per Share Data / Unaudited)	2018	2017	2018	2017

Selected Performance Ratios: (1)
Return on average assets	0.67%	0.56%	0.68%	0.58%
Return on average equity	6.30	5.20	6.34	5.39
Interest rate spread	2.78	2.69	2.77	2.68
Net interest margin	3.04	2.90	3.00	2.88
Efficiency ratio (2)	69.19	72.18	70.94	73.75

Asset Quality Ratios:
Allowance for loan losses			$14,227	$12,217
Allowance for loan losses as a percent of total loans (3)			1.10%	0.99%
Allowance for loan losses as a percent of nonperforming loans			169.07	335.08
Nonperforming loans			$8,415	$3,646
Nonperforming loans as a percent of total loans (3)			0.65%	0.29%
Nonperforming assets (4)			$9,023	$5,325
Nonperforming assets as a percent of total assets			0.56%	0.34%

Per Share Data:
Book value per share			$14.13	$13.98
Less: Intangible assets per share(5)			(1.37)	(1.39)
Tangible book value per share (5)			12.76	12.59
Dividends declared per share			$0.18	$0.15

(1) Ratios have been annualized.
(2) Represents noninterest expenses divided by the sum of net interest and noninterest income.
(3) Total loans exclude deferred fees and costs.
(4) Nonperforming assets consist of nonperforming loans and other real estate owned.
(5) Tangible book value per share equals book value per share less the effect of intangible assets, which consisted of goodwill and other intangibles of $16.4 million and $17.0 million at September 30, 2018 and 2017, respectively.

CONTACT:
Catherine Pomerleau, Executive Assistant/Investor Relations Administrator
Email: investorrelations@savingsinstitute.bank
(860) 456-6514